EXHIBIT 21



                         ACE HARDWARE CORPORATION

                       SUBSIDIARIES OF THE REGISTRANT
                          (as of March 11, 1996)

                                                     NAME UNDER
                                STATE OF          WHICH SUBSIDIARY
SUBSIDIARY                   INCORPORATION         DOES BUSINESS

Ace Insurance Agency              Illinois      Ace Insurance Agency

AHC Realty Corporation            Illinois      AHC Realty Corporation

Loss Prevention Services,         Illinois      Loss Prevention Services,
Inc.                                            Inc.

A.H.C. Store Development          Illinois      A.H.C. Store Development
Corp.                                           Corp.

Ace Hardware Canada Limited       Canada        Ace Hardware Canada Limited

National Hardlines Supply, Inc    Illinois      National Hardlines Supply